Exhibit 99.1

ABX Air, Inc. Reports Fourth Quarter and Annual Earnings

WILMINGTON, Ohio –March 16, 2006 – ABX Air, Inc. (NASDAQ: ABXA) reported today decreased earnings, as compared to 2004, for both the quarter and year ended December 31, 2005. The decline in earnings for both the quarter and the year was primarily due to lower attainment of the revenue incentives under the Hub and Line-haul Services Agreement (“Hub Services Agreement”) with DHL.

For the fourth quarter of 2005, ABX reported revenues of $396.6 million and net earnings of $9.1 million, or $0.16 cents per diluted share. For the fourth quarter of 2004, ABX posted revenues of $361.4 million and net earnings of $18.1 million, or $0.31 per diluted share.

For the year ended December 31, 2005, ABX reported revenue of $1.46 billion and net earnings of $30.3 million, or $0.52 per diluted share. For the year ended December 31, 2004, ABX posted revenues of $1.20 billion and net earnings of $37.0 million, or $0.63 per diluted share.

Joe Hete, President and CEO of ABX Air, said, “The Wilmington hub consolidation required the addition of approximately 1,000 employees and included the opening of a large new sort building to handle the volumes formerly processed at DHL’s Northern Kentucky hub. The operational challenges associated with the hub consolidation and corresponding impacts on costs made achieving favorable variances from planned costs extremely difficult.”

Results Associated with the DHL Contracts

ABX’s net earnings of $9.1 million during the fourth quarter of 2005 included $6.1 million from its two contracts with DHL. Under the aircraft, crew, maintenance and insurance agreement (“ACMI Agreement”) and Hub Services Agreement, ABX earns a base mark-up of 1.75% (1.25% under the Hub Services Agreement during the last half of 2005) on eligible costs and can earn incremental mark-up for meeting certain quarterly or annual cost and annual service goals. Any mark-up earned from attainment of the annual cost and service goals is recognized in the fourth quarter.

ABX’s fourth quarter 2005 net earnings of $6.1 million from the two contracts include $0.8 million from the base mark-up and $5.3 million from the incremental mark-up goals. The $5.3 million of incremental mark-up earned was entirely under the ACMI Agreement and consisted of $0.6 million from attainment of the quarterly cost goals and $4.7 million earned from the annual cost and service goal for on-time performance of aircraft. No incremental mark-up was earned during the fourth quarter of 2005 under the Hub Services Agreement. Base revenues for the fourth quarter 2005 were negatively impacted by $1.9 million of credits we granted to DHL, stemming from higher than anticipated hub services costs during the fourth quarter. Costs during the fourth quarter 2005 were impacted by operational changes associated with the September 2005 Wilmington hub consolidation, as well as the relocation of two regional hubs. ABX’s net earnings for the fourth quarter of 2004 of $18.1 million included $16.0 million from the two contracts, including $4.4 million from the base mark-up and $11.6 million from the incremental mark-up goals. The $11.6 million of incremental mark-up included $5.7 million earned under the ACMI Agreement and $5.9 million earned under the Hub Services Agreement.

For the year ended December 31, 2005, ABX’s net earnings of $30.3 million included $21.3 million from the two contracts with DHL. The base mark-up accounted for $13.5 million of the net earnings with the incremental cost and service mark-up goals totaling an additional $7.8 million. For the year ended December 31, 2004, ABX’s net earnings of $37.0 million included $30.2 million from the two contracts with DHL. The base mark-up accounted for $15.8 million of the net earnings with the incremental cost and service mark-up goals totaling an additional $14.4 million. ABX’s 2005 earnings from the incremental cost and service goals under the two contracts declined by $0.2 million under the ACMI Agreement and by $6.4 million under the Hub Services Agreement as compared to the 2004 results.

Performance Versus Quarterly Cost Goal:

Under the two commercial agreements with DHL, ABX has the potential to earn incremental mark-up each quarter based on achieving certain cost related goals. During the fourth quarter of 2005, ABX earned $0.6 million for performance against quarterly budget targets. While the maximum credit was achieved on the quarterly cost goal under the ACMI Agreement, no credit was earned under the Hub Services Agreement during the fourth quarter. The ACMI results reflect leveraging the cost structure in place to operate greater than planned flight hours without incurring significant incremental expenses. Hub services results were impacted by higher than anticipated labor costs associated with the main sort hub operation in Wilmington, as well as labor cost increases associated with the October opening of a regional hub facility in Riverside, Ca., and an expanded regional hub operation in Kansas City, Mo.

Packages handled during the fourth quarter 2005 totaled 171.4 million, a 5.9% increase compared to fourth quarter 2004 package volumes, and a 10.4% increase as compared to third quarter 2005 volumes. Package volumes reflect the fact that DHL’s Northern Kentucky hub was shut down during September and packages previously handled at that location were instead handled at the Wilmington hub during the fourth quarter.

Performance Versus Annual Cost and Service Goals:

The two commercial agreements with DHL allow ABX to earn additional incremental mark-up for meeting certain annual cost and service goals. Incremental mark-up earned on the annual goals is only recognized in the fourth quarter. During the fourth quarter of 2005, ABX recognized $4.0 million, or the maximum available incremental mark-up from the annual cost incentive under the ACMI Agreement, and none of the annual cost incentive under the Hub Services Agreement.

During the fourth quarter of 2005, ABX recognized revenue from the annual service incentive in the ACMI Agreement of $0.7 million, or 60.0% of the maximum available. No revenue was recognized in the fourth quarter from the annual service incentives under the Hub Services Agreement, although ABX qualified for a service incentive under that agreement of $0.9 million. “We recognize the importance of maintaining maximum efforts at helping DHL achieve profitability in the U.S. market. We understand the difficulties endured by both our companies during the hub consolidation in September 2005, and, while these difficulties are behind us, we believe it is a prudent demonstration of our commitment to our customer that we not pursue $0.9 million of incremental service mark-up otherwise earned under the Hub Services Agreement, and our 2005 revenues do not include this amount,” said Joe Hete.

Non-DHL Results

Non-DHL revenues totaled $11.6 million and $12.7 million in the fourth quarter of 2005 and 2004 respectively. Non-DHL revenues totaled $34.0 million for 2005 compared to $26.7 million for 2004. Revenues for 2004 included $4.5 million to operate an air network for the United States Postal Service (“USPS”) in December 2004 that was not contracted in 2005. Similarly, our 2005 revenues include $2.6 million for a one-time contract to operate a seasonal sorting facility for the USPS from November 2005 through January 2006. Excluding the 2004 revenues from the USPS air network, and the 2005 revenues for the seasonal sort, fourth quarter revenues increased 10% while annual revenues increased 41%. Non-DHL charter revenues grew sequentially for the last 3 quarters of 2005, growing 14% for the year, exclusive of the December 2004 USPS network. Non-DHL revenues were bolstered by increased maintenance service revenues and a full year of revenues for a separate USPS sort facility that ABX has operated since September 2004.

Earnings from non-DHL business increased by $0.1 million to $2.2 million for the fourth quarter, and decreased by $0.1 million to $6.6 million for the year, versus the 2004 periods. Profit margins on non-DHL revenues were 18% and 16% for the fourth quarter of 2005 and 2004, respectively. The improved margins were driven by better yielding Boeing 767 charters in the fourth quarter of 2005 compared to the previous year’s quarter. For the year, profit margins on non-DHL revenues declined to 19% from 25% for 2004. The lower profit margin for 2005 reflects the start-up cost experienced in the first half of 2005 when ABX transitioned its charter business to Boeing 767s from DC-8 aircraft. Non-DHL block hours for the Boeing 767 aircraft increased 60% in the fourth quarter 2005 over the third quarter 2005. While the Boeing 767 generates higher revenues per block hour than the DC-8 aircraft they replaced, the depreciation expenses are higher. Additionally, the profit margin on non-DHL earnings for 2005 was negatively impacted by bad debt charges of approximately $0.6 million against maintenance services operations when Delta Air Lines and Northwest Airlines filed bankruptcy.

“We are pleased with the transition of the charter operations to Boeing 767 aircraft during 2005, and we look forward to adding additional Boeing 767 aircraft to the operations later in 2006. The additions will alleviate aircraft availability constraints and help us to build up a larger base of business on which we can leverage the assets,” Hete said. “Until we can build a broader base of operations, we will continue to experience variability in our top-line and bottom-line non-DHL results,” added Hete.

Other Items/Outlook

As discussed in a separate press release we issued today, DHL has notified ABX that it intends to reduce the level of services provided under the Hub Services Agreement during 2006. The planned reductions include the truck line-haul network currently managed by ABX (most likely in the second quarter) and a regional hub facility in Allentown, Pa., projected to be transitioned in the third quarter, concurrently with the opening of a new automated facility at that hub. ABX will receive a payment of $1.5 million in the second quarter of 2006 for supplying support services to DHL associated with the software utilized to manage the line-haul truck network. The $1.5 million will be recognized in our revenues over the term of support, anticipated to be three years. See the press release filed today for further information regarding the planned reduction in services.

“Our 2006 objectives with respect to the DHL contracts will be to drive down costs and improve the productivity of our sort and airline operations while maintaining high on-time service levels. In addition, we look forward to placing five additional Boeing 767 freighter aircraft into service during the year. The first two will replace two 767s which we plan to return to service under the ACMI Agreement with DHL during the second quarter. The last three aircraft will likely be utilized to service customers other than DHL. By year-end, we will have up to five 767 freighters deployed in our non-DHL charter/ACMI segment, which carries a much better margin than the DHL agreements,” said Hete.

ABX has a Promissory Note payable to DHL in the amount of $92.3 million, due in August of 2028. “We requested that DHL agree to modify the terms of the Promissory Note with ABX Air to allow us the ability to repurchase our stock,” said Hete. “ABX is currently prohibited from buying back its stock under the existing note terms. DHL has indicated it will consider relaxing the current restriction under the note subject to annual dollar limits, above which ABX would be required to make some pay down of the note balance in order to repurchase additional shares. The annual limits and exact terms have not been finalized, but we are encouraged that we may have more flexibility in this regard going forward.”

ABX Air, Inc. is a cargo airline with a fleet of 112 in-service aircraft that operates out of Wilmington, Ohio, and eighteen hubs throughout the United States. ABX became an independent public company effective August 15, 2003, as a result of the separation from its former parent company, Airborne, which was acquired by DHL Worldwide Express B. V. In addition to providing airlift capacity and sort center staffing to DHL, ABX provides charter and maintenance services to a diverse group of customers. With over 11,500 employees, ABX is the largest employer in a several county area in southwestern Ohio.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air, Inc.’s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, reductions in the scope of services under the commercial agreements with DHL, maintaining cost and service level performance, the ability to generate revenues from sources other than DHL and other factors that are contained from time to time in ABX Air’s filings with the U.S. Securities and Exchange Commission, including ABX’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on the Company’s forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

ABX AIR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months		Twelve Months
	Ended December 31		Ended December 31

	2005	2004	2005	2004
REVENUES	$396,638	$361,361	$1,464,390	$1,202,509
OPERATING EXPENSES:
Salaries, wages and benefits	168,672	139,266	610,251	501,419
Purchased line-haul	82,267	78,842	312,286	233,367
Fuel	68,313	63,825	257,710	197,879
Maintenance, materials and repairs	28,698	26,330	108,343	108,425
Depreciation and amortization	10,816	9,505	41,167	36,817
Landing and ramp	7,236	6,775	26,522	23,040
Rent	1,407	2,386	7,506	6,993
Other operating expenses	18,174	14,528	61,842	49,571

	385,583	341,457	1,425,627	1,157,511

	11,055	19,904	38,763	44,998

INTEREST EXPENSE	(2,777)	(2,124)	(10,805)	(8,956)
INTEREST INCOME	805	288	2,354	931

NET EARNINGS	$9,083	$18,068	$30,312	$36,973

EARNINGS PER SHARE:
Basic earnings per share	$0.16	$0.31	$0.52	$0.63

Diluted earnings per share	$0.16	$0.31	$0.52	$0.63

WEIGHTED AVERAGE SHARES:
Basic	58,270	58,270	58,270	58,270

Diluted	58,449	58,270	58,475	58,270

ABX AIR, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	December 31, 2005	December 31, 2004
ASSETS:
Cash	$69,473	$38,749
Accounts receivable, net	15,776	54,677
Other current assets	35,197	17,595

Total current assets	120,446	111,021

Property and equipment, net	381,645	351,646
Other assets	13,952	10,256

Total Assets	$516,043	$472,923

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities	$162,269	$142,569

Long-term obligations	240,695	242,405
Stockholders’ equity	113,079	87,949

Total Liabilities and Stockholders’ Equity	$516,043	$472,923

ABX AIR, INC.

EARNINGS SUMMARY

(In thousands)

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
	2005	2004	2005	2004
Revenues:
DHL Contracts
ACMI
Base mark-up	$116,203	$118,585	$480,322	$475,826
Quarterly incremental mark-up	638	691	2,316	2,309
Annual incremental mark-up	4,711	4,967	4,711	4,967

Total ACMI	121,552	124,243	487,349	483,102
Hub Services
Base mark-up	171,978	139,722	605,094	440,602
Quarterly incremental mark-up	—	—	753	1,255
Annual incremental mark-up	—	5,910	—	5,910

Total Hub Services	171,978	145,632	605,847	447,767
Other Reimbursable	91,459	78,810	337,151	244,935

Total DHL	384,989	348,685	1,430,347	1,175,804
Charters	4,450	8,544	13,864	16,673
All other	7,199	4,132	20,179	10,032

Total revenues	$396,638	$361,361	$1,464,390	$1,202,509

Expenses
DHL Contracts
ACMI	$114,302	$116,545	$472,283	$467,642
Hub Services	173,095	137,318	599,591	433,024
Other Reimbursable	91,459	78,810	337,151	244,935

Total DHL	378,856	332,673	1,409,025	1,145,601
Charters	3,945	7,815	12,726	14,147
All other	5,559	2,805	14,681	5,788

Total Expenses	$388,360	$343,293	$1,436,432	$1,165,536

Earnings
DHL Contracts
ACMI	$7,250	$7,698	$15,066	$15,460
Hub Services	(1,117)	8,314	6,256	14,743
Other Reimbursable	—	—	—	—

Total DHL	6,133	16,012	21,322	30,203
Charters	505	729	1,138	2,526
All other	1,640	1,327	5,498	4,244
Interest Income	805	—	2,354	—

Total Earnings	$9,083	$18,068	$30,312	$36,973

The results above for customers other than DHL do not reflect an allocation of overhead costs that are reimbursed by DHL. The provisions of the commercial agreements with DHL do not require an allocation of overhead until such time as ABX derives more than 10% of its total revenue from non-DHL business.